Exhibit 10.3

STOCK PLEDGE AGREEMENT

This Stock Pledge Agreement (the "Agreement") is entered into this 17th day of December, 2010, by Selva Resources Corporation, a Nevada corporation (the "Pledgor"), Long Lane Capital, Inc., a Washington corporation (the "Pledgee"), and Matthew C. Maza (the "Escrow Agent").

RECITALS

1. The Pledgor has executed a promissory note in the amount of US $100,000, and has tendered the note, along with other good and valuable consideration to Pledgee.

2. The Pledgor has agreed to pledge to the Pledgee all of the 2009 Series “A” Preferred shares the Pledgor owns, on the terms and conditions set forth below, to secure the full performance of the Pledgor's obligations under the stock purchase agreement, the note, and this Agreement.

AGREEMENT

1. Definitions.

(a) Certificates. The term "Certificates" means the certificates evidencing ownership of the Collateral.

(b) Collateral. The term "Collateral" means the 10,000,000 2009 Series “A” Preferred shares of stock of Silver Hill Mines, Inc., a Nevada corporation, owned by the Pledgor.

(c) The Company. The term "the Company" means the Silver Hill Mines, Inc.

(d) Cure Period. The term "Cure Period" means a period of 10 days beginning with delivery of a notice of Default pursuant to Section 9 of this Agreement.

(e) Default. The term "Default" means the event which occurs if:

(i) the Pledgor fails to make, when due, any payment owed on any of the Obligations;

(ii) the Pledgor breaches any of the material terms of this Agreement, the Purchase Agreement, or the Note;

(iii) the Pledgor becomes insolvent;

(iv) a receiver is appointed for any part of the Pledgor's property;

(v) the Pledgor assigns any of its assets for the benefit of creditors;

(vi) the Pledgor files or is served with a petition for relief under the

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Bankruptcy Code, or any similar state or federal statute, or a proceeding is instituted against the Pledgor seeking a readjustment of its indebtedness;

(vii) any of the Collateral is attached pursuant to a court order or other legal process;

(viii) the Pledgor admits, in writing, its inability to pay its debts as they become due; or

(ix) the Pledgor permits the Company either to dissolve or liquidate in whole or in part, or to purchase, redeem, or retire its capital stock without prior written approval of the Pledgee.

(f) Note. The term "Note" means that certain promissory note dated December 17, 2010, in the amount of $100,000 tendered by the Pledgor to the Pledgee.

(g) Obligations. The term "Obligations" means all of the debts, financial obligations and other duties owed by the Pledger to the Pledgee under the Stock Purchase Agreement, the Stock Grant and Option Agreement, the Promissory Note, this Agreement, and any other account or matter.

(h) Purchase Agreement. The term "Purchase Agreement" means that certain Stock Purchase Agreement, the Promissory Note, the Stock Grant and Option Agreement, the Irrevocable Joint Escrow Instructions and this Stock Pledge Agreement all dated the 17th day of December, 2010, between Pledgor and Pledgee.

2. Pledge of Shares and Creation of Security Interest. The Pledgor pledges the Collateral to the Pledgee to secure the full and punctual payment and discharge of the Obligations, and grants to the Pledgee a continuing security interest in the Collateral and any proceeds of the Collateral.

3. Escrow Agent. The Pledgor and the Pledgee appoint Matthew B. Maza, Attorney at Law, to serve as Escrow Agent. The Pledgor agrees to deposit the Certificates, together with a stock power endorsed in blank for each Certificate, with the Escrow Agent upon closing of the Purchase Agreements.

4. Covenants and Warranties of Pledgor.

The Pledgor covenants and warrants as follows:

(a) Payment of Indebtedness. The Pledgor will promptly pay and perform the Obligations when due. In doing so, the Pledgor shall comply fully with all terms and provisions of the Purchase Agreement, the Note, and this Agreement.

(b) Ownership of Collateral. The Pledgor has marketable title to the Collateral, free from prior liens, encumbrances, or pledges of any kind.

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(c) Liens. The Pledgor will neither create nor permit the creation of any lien or other encumbrance of the Collateral without the prior written consent of the Pledgee.

(d) Transfers. The Pledgor will neither make nor permit any transfer of the Collateral, except as provided in this Agreement, without the prior written consent of the Pledgee.

(e) Reimbursement of Outlays. The Pledgor will reimburse Pledgee for any expenses reasonably incurred by the Pledgee in protecting or realizing on the Collateral.

(f)  Placement of Legend. The Pledgor shall place a legend on the Certificates stating that the shares represented by the Certificates are subject to the restrictions imposed by this Agreement.

(g) Securities Duly Authorized and Issued. The Collateral has been duly authorized and issued by the Company.

(h) No Distributions or Sale of Stock. The Pledgor shall not, without the prior written consent of the Pledgee, cause or allow the Company to

(1) issue new stock of any class with voting rights which would reduce the Silver Hill Mines 2009 Series “A”  Preferred stock to below 50% of the voting power of the Company or fail to reserve sufficient common shares upon conversion to common stock;

(2) declare or distribute a stock dividend or make any other distribution with respect to the Collateral;

(3) combine the already issued securities of the Company into a lesser number of shares; or

(i) Pledge of New Shares. If the Company issues any additional shares to the Pledgor, or undertakes a stock dividend, reclassification, reorganization or other change to the capital structure of the Company during the term of this Agreement, the Pledgor agrees to deposit immediately with the Escrow Agent all additional shares of stock or securities of the Company issued to the Pledgor. Such additional shares or securities shall be held subject to the terms of this Agreement in the same manner as the Collateral originally pledged under this Agreement.

(j) Financial Data. Upon request, the Pledgor shall provide to the Pledgee or the Pledgee's agent, quarterly and year-end financial statements, accounts payable records, invoices and purchase records, general ledgers, check vouchers, and any other supporting documents relating to the finances of the Company.

(k) Maintenance of Accurate Records. The Pledgor shall cause the Company to maintain accurate records and books of account in accordance with generally accepted accounting principles. The same accounting methods shall be consistently applied throughout the record periods. The Pledgee shall have the right to inspect, check, and make copies of the Company's

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books and records at reasonable times without prior notice.

(l) Payment of Taxes and Indebtedness. The Pledgor shall cause the Company to pay promptly all liens, taxes, assessments, or contributions required by law which may come due and which are lawfully levied or assessed with respect to the Company, its assets, or any of the Collateral. The Pledgor will execute and deliver to the Pledgee, upon demand, certificates attesting to the timely payment or deposit of the sums owed on all such liens, taxes, assessments, or contributions. The Pledgor will make prompt payment on all obligations and indebtedness secured by the Collateral. The Pledgor shall fully comply with all terms and provisions of this and all other security instruments to which it is a party.

(m) Notice of Change of Address. The Company's books and records are maintained at its principal place of business, located at 3565 Las Vegas Blvd., Suite 723, Las Vegas, NV 89109. The Pledgor shall immediately notify the Pledgee if the Company changes the address of the office where it keeps its books and records.

(n) Maintain Corporation Existence. The Pledgor shall cause the Company to maintain its corporate existence and comply with all applicable federal, state, or local statutes and regulations. The Pledgor shall ensure that the Company maintains its properties and assets in good operating condition.

(o)  Merger or Sale of Assets. The Pledgor shall not permit the Company to enter into any merger agreement or to sell or lease all or substantially all of its assets without the prior written approval of the Pledgee.

(p) Guarantees. The Pledgor shall not permit the Company to assume, guarantee, or otherwise become liable on the obligation of any person or entity, except by endorsement of instruments for deposit or collection, or pursuant to transactions undertaken in the ordinary course of business, without the prior written approval of the Pledgee.

(q) Conditional Resignation of Directorship. The Pledgor agrees to submit, on the date of this Agreement, its resignation as a director and officer of the Company, in the form attached as Exhibit “A”. The resignation shall be effective, at the option of the Pledgee, upon Default.

(r) Voting of Collateral upon Default. Upon Default, the Pledgee shall be entitled, after expiration of the Cure Period, to vote the Collateral held in escrow by the Escrow Agent, and to appoint new directors of the Company to serve in place of the directors then holding office.

5. Duties of Pledgee.

The Pledgee covenants and warrants as follows:

(a) Return of Collateral. The Pledgee shall ensure the return of the Collateral to the Pledgor upon the complete and satisfactory performance of the Obligations.

(b) Protection of Collateral. The Pledgee shall not sell the Collateral or engage in

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any acts which will cause or contribute to the depreciation of the value of the Collateral, other than to take action necessary to levy upon the Collateral pursuant to a Default.

(c) Approval of Corporate Actions. The Pledgee shall not unreasonably withhold approval of proposed actions by the Company.

6. Exercise of Shareholder Rights.

(a) Receipt of Dividends and Distributions. As long as the Pledgor is not in Default, the Pledgor shall have the right to receive and retain any dividends or other distributions approved and paid on the Collateral.

(b) Right to Vote. As long as the Pledgor is not in Default, the Pledgor may vote the Collateral for all purposes allowed within the restrictions set by this Agreement, the Note, and the Purchase Agreement. The Pledgor agrees not to vote the shares or otherwise to act in any way which will undermine the value of the Collateral.

(c) Compliance with Securities Laws. The requirements of the federal securities laws, applicable blue sky or other state securities laws, and similar laws analogous in purpose or effect may limit the Pledgee's actions if the Pledgee elects, following a Default, to dispose of any part of the Collateral, and also may limit the subsequent transferee's ability to transfer the Collateral. Accordingly, the Pledgee agrees that if the Pledgee sells the Collateral at any public or private sale, the Pledgee will sell only to a buyer who will give further assurances, reasonably satisfactory in form and substance to Pledgor and its counsel, to the effect that the sale is exempt from registration under the federal Securities Act of 1933 as amended, and under applicable state securities laws.

7. Default and Return of Collateral.

(a) Notice of Default and Cure. The Pledgee shall deliver Notice of any Default to the Pledgor and to the Escrow Agent. The Pledgor shall have the right to cure any Default specified under Section 1(e)(i) or (ii) within the Cure Period. The Pledgor may not cure a Default described in Section 1(e)(iii) through (ix) of this Agreement. If the Pledgor fails to cure a Default within the Cure Period, or is prohibited from curing the Default, then, after expiration of the Cure Period, the Pledgee may pursue any and all remedies provided in this Agreement.

(b) Waiver of Presentment, Demand, and Protest. The Pledgor waives any right it may have to presentment, demand, or protest of any Default.

(c) Acceleration upon Default. In the event of a Default, following expiration of the Cure Period, the Obligations shall become immediately due and payable without further notice or demand, at the Pledgee's option.

(d) Pledgee May Register Shares. Should a Default occur, upon expiration of any Cure Period, the Pledgee may, immediately upon receipt of the Certificates and stock powers from the escrow agent, cause the Collateral to be transferred to the Pledgee's name on the stock records of the Company and may exercise any right normally incident to the ownership of the Collateral,

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including the right to vote, to liquidate the Company, or to sell the Company's assets.

(e) Sale of Collateral. Upon receipt of the Certificates and stock powers, the Pledgee may sell all or any part of the Collateral at public or private sale or the Pledgee may keep the collateral in full satisfaction of the Obligation.  The Pledgee may purchase all or any part of the Collateral at the sale. Proceeds of any sale shall be applied first to pay all costs and expenses related to the Default and sale of the Collateral, including all attorneys' fees and the costs and expenses of the Escrow Agent, and second, to pay all amounts owed on the Obligations on the date of sale. The balance of the proceeds, if any, shall be remitted to the Pledgor.

(f) Remedies Cumulative. Upon Default, the Pledgee shall have all rights available to the Pledgee at law or in equity, including all rights available under the Washington Uniform Commercial Code, and all rights and remedies granted under this Agreement, the Note, and the Purchase Agreement. These rights and remedies shall be cumulative, and may be exercised singly or concurrently with all other rights and remedies the Pledgee may have. Nothing in this Agreement shall preclude the Pledgee from collecting any indebtedness without resorting to the Collateral.

(g) Order of Realization on the Collateral. The Pledgee may realize upon the Collateral in any order.

(h) Exercise of Conditional Resignation. Upon Default, the Pledgee may exercise the conditional resignation of the director and officer granted as part of this Agreement.

8. Duties of Escrow Agent.

The obligations and duties of the Escrow Agent are confined to those specifically enumerated in the following escrow instructions:

(a) Retain Certificates. The Escrow Agent shall retain possession of the Certificates and the stock powers, as agent of both the Pledgor and the Pledgee, until all of the Obligations have been fully paid and all of the Pledgor's duties under the Purchase Agreements have been performed, or until delivery of the Certificates and stock powers pursuant to paragraph (c) below.

(b) Notice to Escrow Agent upon Default. In the event of a Default, the Pledgee shall give written notice of the Default to the Pledgor and to the Escrow Agent.

(c) Delivery of Collateral. If the Escrow Agent has received satisfactory evidence that written notice of Default has been delivered to the Pledgor, then, upon expiration of the Cure Period, the Escrow Agent shall deliver the Certificates and stock powers to the Pledgee, unless prior to the expiration of the Cure Period the Pledgor has notified the Pledgee and the Escrow Agent to withhold delivery of the Certificates and stock powers to the Pledgee.

(d) Agent May Withhold Delivery. Should the Pledgor notify the Escrow Agent to withhold delivery of the Collateral to the Pledgee, the Escrow Agent shall not deliver the Collateral to either party until the controversy is settled by written agreement of the parties, by an order or decree of a court of competent jurisdiction, or by the certificate of an arbitration decision delivered

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pursuant to Section 9(e) of this Agreement.

(e) Controversies with Third Parties. If any controversy arises between the Pledgor or the Pledgee and a third party, the Escrow Agent shall not be required to determine the controversy or to take any action. The Escrow Agent may await the settlement of any controversy by final, appropriate, legal proceedings, by written agreement, or by the certificate of an arbitration decision before taking any action with regard to the Collateral.

(f) Agent Institutes Legal Proceedings. The Escrow Agent may institute interpleader or other appropriate legal proceedings in connection with determining how and when to distribute the Collateral if the parties have failed to act for one hundred twenty (120) days after the Escrow Agent receives notice of Default under Paragraph (b) above.

(g) Agent Not Liable. The Escrow Agent shall not be liable for any loss which may occur by reason of false representations or other actions of the Pledgor or the Pledgee. The Escrow Agent shall not be liable for the exercise of its discretion in any particular manner except in instances of gross negligence or willful misconduct by the Escrow Agent.

(h) Division of Agent's Fees. The Pledgor will each pay all of the fees and charges of the Escrow Agent in connection with this Agreement, including any attorneys' fees and costs incurred by the Escrow Agent in connection with this Agreement. The fee agreed upon for the Escrow Agent's services is the fee normally charged by the Escrow Agent for its services at its customary hourly rates for time spent in connection with the escrow.

9. Arbitration.

Any dispute concerning the release of the Collateral from escrow or arising out of the sale or transfer of the Collateral pursuant to Section 7(e) of this Agreement will be settled by arbitration as set forth in this Section 9. No legal right of action may arise out of any such dispute until arbitration has been completed. Each party, however, will have full access to the courts to compel compliance with these arbitration provisions, to enforce an arbitration award, or to seek injunctive relief, whether or not arbitration is available or under way. The arbitration will take place as follows:

(a) Notice. The party demanding arbitration must deliver a written notice to the other party. The written notice must contain a demand for arbitration, a clear statement of the issue or issues to be resolved by arbitration, an appropriate reference to the provision of the Agreement which is involved, a statement describing the relief the party requests through arbitration, and the name and address of the arbitrator selected by the demanding party.

(b) Response. The party receiving the notice of the demand for arbitration must provide a written response to the demand within fifteen (15) days following receipt of the notice. The response must contain a clear statement of the respondent's position concerning the issues in dispute and the name and address of the arbitrator it selects as one of the arbitrators to hear the dispute. If the party receiving the notice of demand for arbitration fails to designate its arbitrator within the time allowed, the demanding party may apply to the presiding department of Spokane County Superior Court to designate the second arbitrator.

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(c) Third Arbitrator. Within seven (7) days following the selection of the second arbitrator, the two arbitrators selected in accordance with subsections (a) and (b) will select a third arbitrator. If they fail to do so within that time period, either party may apply to the Superior Court for Spokane County, State of Washington, to appoint a third arbitrator.

(d) Arbitration Meeting. The arbitrators will meet in Spokane, Washington within twenty (20) days after the selection of the third arbitrator and will allow each party an opportunity to submit oral or written evidence and argument concerning the issues in dispute. The three arbitrators may resolve only the questions submitted to arbitration, and must include as part of their consideration a full review of this Agreement and all material incorporated in this Agreement by reference.

(e) Decision. The decision of a majority of the arbitrators will be final and will bind the parties. The decision shall be issued in the form of a written certificate of decision.

(f) Consent to Change. By written consent of all parties to any dispute under this Agreement, the method of selection of arbitrators, or even the arbitrators selected, may be changed at any time.

(g) Payment of Costs. Subject to the attorneys' fees provision contained in Section 11(g), in any arbitration, each party will pay its own costs, witness fees, attorneys' fees, and the fees charged by the arbitrator it selects. The fees charged by the third arbitrator and the costs of the proceeding shall be borne equally.

(h) State Law. Except to the extent that the terms of this Agreement provide otherwise, the terms and provisions of Chapter 7.04 RCW are incorporated in and made a part of this Agreement.

10. Termination of Agreement. This Agreement shall remain in effect until the Obligations have been discharged in full, at which time it shall terminate, and the Escrow Agent shall return the Collateral to the Pledgor or its assigns.

11. Miscellaneous.

(a) Waiver. No right or obligation under this Agreement will be deemed to have been waived unless evidenced by a writing signed by the party against which the waiver is asserted, or by its duly authorized representative. Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party to insist upon strict performance of the right or obligation in any other instance, in any other respect, or at any other time.

(b) Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made either (a) when delivered to the party to which it is directed, or (b) three (3) days after being deposited in the United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed

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to the party to which it is directed. A communication will be deemed to be properly addressed if sent to the Pledgor at 3565 Las Vegas Blvd., Suite 723, Las Vegas, NV 89109, if sent to the Pledgee at 18610 E. 32nd Avenue, Greeancres, WA 99016, and if sent to the Escrow Agent at 1425 Broadway, Suite 454, Seattle, WA 98122. At any time during the term of this Agreement, the Pledgor, the Pledgee, and the Escrow Agent may change the address to which notices and other communications must be sent by providing written notice of a new address within the United States to the other parties. Any change of address will be effective ten (10) days after notice is given.

(c) Modifications to Be in Writing. To be effective, any modification to this Agreement must be in writing signed by all parties to the Agreement.

(d) Agreement Binding upon Successors and Assigns. This Agreement shall bind the Pledgor and its successors and assigns. All rights, privileges, and powers granted to the Pledgee under this Agreement shall benefit the Pledgee and its successors and assigns.

(e) Assignment of Agreement. At any time, the Pledgee may assign or transfer any of its rights or powers under this Agreement to any person or entity. The Pledgor may not transfer its rights, duties, or obligations under this Agreement without the prior written consent of the Pledgee.

(f) Further Assurances. Both the Pledgor and the Pledgee agree to take any further actions and to make, execute, and deliver any further written instruments which may be reasonably required to carry out the terms, provisions, intentions, and purposes of this Agreement.

(g) Attorneys' Fees and Costs. If the Pledgor or the Pledgee institutes legal proceedings, other than an arbitration as provided under Section 9, to settle any controversy arising under this Agreement, the Purchase Agreement, or the Note, the prevailing party in the action shall be entitled to recover its reasonable attorneys' fees and costs.

(h) Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the substantive and procedural laws of the State of Washington.

(i) Venue. The parties to this Agreement agree that the proper venue of any action on this Agreement shall be in Spokane County, Washington.

(j) Severability. If any provision of this Agreement or any application of any provision is determined to be unenforceable, the remainder of this Agreement shall be unaffected. If the provision is found to be unenforceable when applied to particular persons or circumstances, the application of the provision to other persons or circumstances shall be unaffected.

(k) Headings. Headings used in this Agreement have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Agreement.

(l) References. Except as otherwise specifically indicated, all references in this Agreement to numbered or lettered sections or subsections refer to sections or subsections of this Agreement. All references to Exhibits refer to Exhibits attached to this Agreement. All references to

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"this Agreement," or to any Exhibit to this Agreement, shall include any subsequent amendments to this Agreement, or to the Exhibit, as the case may be.

(m) Number and Gender. When required by the context:

(1) the word "it" will include the plural and the word "its" will include the singular;

(2) the masculine will include the feminine gender and the neuter, and vice versa; and

(3) the word "person" will include corporation, inn, partnership, or other form of association.

(n) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

(o) Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter of the Agreement. There are no other prior or contemporaneous agreements, either written or oral, among the parties with respect to this subject.

EXECUTED AND DELIVERED this 17th day of December, 2010.

PLEDGOR: /s/ Lisa Logan

Selva Resources Corp.

By: Lisa Logan

Title: Vice President

PLEDGEE:_/s/ Gregory Wilson

Long Lane Capital, Inc.

By:  Gregory M. Wilson

Title:  President

ESCROW AGENT: Matthew Maza

Matthew C. Maza, Esq.

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